Exhibit 5.1

October 3, 2025

Q/C Technologies, Inc.

1185 Avenue of the Americas

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel for Q/C Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of an aggregate of 6,511,799 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) consisting of (i) 2,800,000 shares of Common Stock (the “Series H Preferred Shares”) issuable upon the conversion of shares of the Company’s newly designated Series H convertible preferred stock, par value $0.001 per share (“Series H Preferred Stock”), issued pursuant to the Purchase Agreement (as defined below), (ii) 2,949,000 shares of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock (the “Warrants” and such shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) issued pursuant to (a) the Securities Purchase Agreement, dated as of September 2, 2025, by and between the Company and the purchasers named therein (the “Purchase Agreement”), (b) the Engagement Agreement, dated as of August 28, 2025, by and between the Company and GP Nurmenkari Inc. ( the “GP Engagement Agreement”), and (c) the Engagement Agreement, dated as of August 27, 2025 by and between the Company and Rodman & Renshaw LLC (together with the GP Engagement Agreement, the “Engagement Agreements”), (iii) 747,366 shares of Common Stock (the “Series I Preferred Shares”) issuable upon the conversion of shares of our newly designated Series I convertible preferred stock, par value $0.001 per share (the “Series I Preferred Stock”), issued pursuant to that certain Membership Interest Purchase Agreement, by and among the Company, LPU Holdings LLC (“LPU”) and the members of LPU identified on the signature pages attached thereto (the “MIPA”), and (iv) 15,433 shares of Common Stock (the “Advisory Shares”) to be issued pursuant to that certain Advisory Agreement by and between the Company and Palladium Capital Group, LLC, dated as of August 31, 2025 (the “Advisory Agreement”). The Series H Preferred Shares, the Warrant Shares, the Series I Preferred Shares, and the Advisory Shares are herein referred to as the “Securities.”

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation, as amended, and Bylaws of the Company, as amended, as of the date hereof (“Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) Certificate of Designations of Series H Convertible Preferred Stock of Q/C Technologies, Inc. (the “Series H Certificate of Designations”); (iv) the Warrants; (v) the Certificate of Designations of Series I Convertible Preferred Stock (the “Series I Certificate of Designations”); (vi) the Purchase Agreement; (vii) the Engagement Agreements; (vii) the Advisory Agreement; (viii) the MIPA, and (ix) a specimen of the Company’s Common Stock certificate; (x) a certificate executed by an officer of the Company, dated as of the date hereof; and (xi) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deemed reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Securities offered thereby will have been delivered to the purchaser(s) of the Securities as required in accordance with applicable law; (v) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and any prospectus supplement; (vi) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; (vii) upon effectiveness of the Registration Statement, there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance; and (viii) there will not have occurred any change in law or in the Company Charter Documents of the Company adversely affecting the Securities or the rights of the holders thereof.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that”

1.	Upon the receipt of stockholder approval of the issuance of the shares of Common Stock issuable upon the conversion of the Series H Preferred Stock, the Series H Preferred Shares, when issued in accordance with the terms of the Series H Certificate of Designations, will be validly issued, fully paid and non-assessable.
2.	Upon the receipt of stockholder approval of the issuance of the Warrant Shares by the stockholders of the Company, the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.
3.	The Series I Preferred Shares, when issued in accordance with the terms of the Series I Certificate of Designations and the MIPA, will be validly issued, fully paid and non-assessable.
4.	Upon payment and delivery of the Advisory Shares in accordance with the terms of the Advisory Agreement, the Advisory Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP